EXHIBIT 99.1

News Release	c

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Ceridian Reports 2005 Results

Company Issues Guidance for 2006

2005 Revenues Rise 10%; EPS Triples

Outlook for 2006 Projects Revenue Growth of 8% to 11%;
EPS Growth in Double-digits to $.98 - $1.08, including stock-based compensation expense

Fourth Quarter 2005 Highlights:

•                  Diluted EPS was $.32. Includes the impact of tax adjustments, out of period revenue adjustments, severance charges and asset impairments.

•                  HRS posts revenue of $274.8 million, up 2.1% over prior year. Out of period revenue adjustments negatively impact growth rate by $6.1 million, or 2.3%.

•                  HRS posts mid-teens order growth.

•                  Comdata revenue up 13.7%, to $104.7 million. Higher fuel prices accounted for $3.3 million or 3.6% of the year over year growth.

•                  Cash flow from operations was $109.9 million, bringing total for the year to $285.6 million.  Capital expenditures of $17.7 million were within expected range. Full year capital expenditures were $64.2 million.

•                  Stock repurchased during the quarter was 3.5 million shares for $79.5 million.

•                  Cash balance at December 31, 2005 was $335.6 million. Debt balance stands at $106.5 million.

Guidance for 2006:

•                  Total 2006 revenue expected to be between $1,575 million and $1,625 million.

•                  HRS expects high single-digit revenue growth to a range of $1,130 million to $1,160 million.

•                  Comdata expects double-digit revenue growth to a range of $445 million to $465 million.

•                  Diluted EPS expected to increase to between $.98 and $1.08, including the impact of the adoption of FAS 123R.

•                  HRS segment margins as a percentage of revenue, including the adoption of FAS 123R, expected to more than double to a range of 7% to 9%.

•                  Comdata segment margins as a percentage of revenue, including the adoption of FAS 123R, expected to improve to a range of 31% to 33%.

•                  Cash flow from operations is expected to remain strong at over $225 million. Capital expenditures expected to be $65 million to $70 million.

MINNEAPOLIS, February 15, 2006 — Ceridian Corporation (NYSE: CEN) today reported fourth quarter 2005 net earnings of $46.7 million, or $.32 per diluted share, on revenue of $379.5 million. For the fourth quarter of 2004, net earnings were $11.0 million, or $.07 per diluted share, on revenue of $361.3 million. For the year ended December 31, 2005, net earnings were $127.9 million, or $.86 per diluted share, on revenue of $1,459.0 million. For the year ended December 31, 2004, net earnings were $36.9 million, or $.24 per diluted share, on revenue of $1,320.4 million.

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“Operationally, 2005 was an excellent year for Ceridian,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian. “We exceeded the earnings targets for the year by delivering significant margin improvements in Human Resource Solutions (HRS), and through exceptional performance at Comdata. Importantly, we were able to meet our financial targets while making investments to reshape and improve our operations. We believe that the investments we made in 2005 have created a more efficient operating structure that will result in better customer service, customer retention, and higher margins in 2006.

Commenting on the results for the fourth quarter, Turner said, “The overall performance in the quarter was very strong. Revenue and segment margins as a percentage of revenue at Comdata came in at the high-end of our expectations, driven by penetration into new markets, new products, higher fuel prices and high demand for Comdata’s credit, debit and stored value payment services. Growth was particularly strong in both the domestic and international retail markets, where Comdata’s Stored Value Systems unit is a leader in gift, merchandise return, and loyalty card solutions. Growth in Comdata’s transportation segment was driven by share gains in the domestic gasoline fleet market, higher fuel prices and greater activity in the trucking industry. Comdata’s unique BusinessLink product also continues to gain traction.

“In HRS, revenue growth in the quarter was 2.1% and segment margins as a percentage of revenue were 7.2%. Both metrics were negatively impacted by out of period revenue adjustments totaling $6.1 million. Further impacting HRS segment margins were severance charges and asset impairments due to changing business technology needs, which were partially offset by cost deferrals related to the out of period revenue adjustments that netted to an expense of $5.0 million,” Turner continued. “The key operational indicators in the HRS business were all favorable. New order growth was in the mid-teens on a percentage basis, customer retention for the quarter and year were at record levels, and float balances again grew in double digits. The economic environment remained favorable as interest rates and customer employment levels rose in line with our forecasts.”

“Results in U.S. HRS were particularly encouraging, especially in the areas of new order growth and cost control,” Turner concluded. “The actions taken over the past four quarters to re-shape our small business segment, consolidate facilities, exit or improve underperforming businesses, and streamline that organization are paying off.”

Also impacting the fourth quarter’s results were several discrete tax related items which netted to a reduction of the income tax provision by $12.4 million.

Further commenting on the results, Douglas C. Neve, executive vice president and chief financial officer said, “The strong overall earnings performance, along with effective management of working capital, contributed to another quarter of significant cash flow generation. Cash flow from operations for the quarter was $109.9 million, capital expenditures were $17.7 million, and depreciation and amortization expense was $22.3 million. This brought total cash flow from operations for the year to $285.6 million. For the year 2005, capital expenditures were $64.2 million, and depreciation and amortization expense was $85.3 million. The strong operational performance in the quarter, coupled with stock option exercises and borrowing in Canada related to the previously announced $130 million repatriation of accumulated foreign earnings, resulted in a cash balance of $335.6 million and a somewhat higher debt level of $106.5 million as of year end.

“We again actively repurchased shares during the quarter,” Neve continued. “We repurchased 3.5 million shares for $79.5 million, bringing the total repurchase for the year to 10.7 million shares for $222.3 million. Partially offsetting the share repurchases were stock option exercises on 3.5 million shares, which generated cash of $56.7 million during the quarter. For the full year, options on 5.8 million shares were exercised for $91.9 million. Expected uses of our cash on hand and future cash flow include a combination of additional share repurchases, acquisitions, and contributions to our pension plan.”

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Guidance for 2006

As of January 1, 2006, using the modified prospective transition method, we adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of all our stock based compensation programs.

Earnings per diluted share for 2006 are expected to be between $.98 and $1.08, including the impact of adopting SFAS No. 123R. Total stock based compensation expense for 2006 is expected to be approximately $.08 per share. We estimate that the impact of adopting SFAS No. 123R would have lowered 2005 earnings by $.07 per share.

The Company manages risk by holding derivative instruments tied to diesel fuel prices.  Approximately 80% of Comdata’s 2006 diesel fuel related revenue exposure has been locked in at an average price of $2.55 per gallon. The comparable diesel fuel price realized in 2005 was $1.92 per gallon. As a result, a year-over-year increase in pre-tax earnings of approximately $9.0 million has been locked in for Comdata in 2006. The derivative instruments expire at the end of 2006. Quarterly results for Comdata will be volatile as these contracts are “marked to market” at the end of each period, but for the full year, the gain or loss on derivatives included in Comdata’s results will be approximately equal to the cash flows related to these instruments.

Total 2006 revenue is expected to be between $1,575 million and $1,625 million. HRS revenue for the year is expected to be between $1,130 million and $1,160 million, up 8% to 10% over 2005. HRS segment margins as a percentage of revenue are expected to improve to a range of 7% to 9%, including the impact of stock based compensation expense. New order growth is expected to be in double digits on a percentage basis. Comdata revenue for 2006 is expected to be between $445 million and $465 million, up between 9% and 14% over 2005, with segment margins as a percentage of revenue in the range of 31% to 33%, including the impact of stock based compensation expense.  Stock based compensation expense is expected to reduce segment margins as a percentage of revenue in both business segments by approximately 1% in 2006. The tax rate for 2006, exclusive of tax settlements and other discrete items, is expected to be approximately 38.5%.

Cash flow from operations is expected to be in excess of $225 million, not including the impact of any potential pension plan contributions. Capital expenditures and depreciation and amortization are expected to be approximately $65 million to $70 million, and $85 million, respectively.

Revenue and earnings guidance by quarter follows. Quarterly guidance does not attempt to predict, and does not include, any unrealized gain or loss related to the “mark to market” of Comdata’s diesel fuel derivative instruments.

First quarter diluted EPS is expected to be between $.22 and $.24 per share, including approximately $.02 per diluted share for stock based compensation expense. HRS revenue is expected to be between $280 million and $285 million. HRS segment margins as a percentage of revenue are expected to be between 7% and 8%. Comdata revenue is expected to be between $100 million and $105 million with segment margins as a percentage of revenue of 31% to 32%.

Second quarter diluted EPS is expected to be between $.21 and $.23 per share, including approximately $.02 per diluted share for stock based compensation expense. HRS revenue is expected to be between $275 million and $280 million. HRS segment margins as a percentage of revenue are expected to be between 5% and 6%. Comdata revenue is expected to be between $110 million and $115 million with segment margins as a percentage of revenue of 31% to 32%.

Third quarter diluted EPS is expected to be between $.23 and $.25 per share, including approximately $.02 per diluted share for stock based compensation expense. HRS revenue is expected to be between $270 million and $280 million. HRS segment margins as a percentage of revenue are expected to be between 5% and 6%. Comdata revenue is expected to be between $120 million and $125 million with segment margins as a percentage of revenue of 32% to 33%.

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Fourth quarter diluted EPS is expected to be between $.32 and $.36 per share, including approximately $.02 per diluted share for stock based compensation expense. HRS revenue is expected to be between $305 million and $315 million. HRS segment margins as a percentage of revenue are expected to be seasonally high, between 11% and 13%. Comdata revenue is expected to be between $115 million and $120 million with segment margins as a percentage of revenue of 33% to 34%.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EST) on Wednesday, February 15, 2006. The web cast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com.  A replay of the call will also be available at the same address beginning at 11:00 a.m. (EST) on February 15, 2006.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2004, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended December 31,
	Current Quarter		Year to Date
	2005	2004	2005	2004

Revenue	$379.5	$361.3	$1,459.0	$1,320.4
Costs and Expenses
Cost of revenue	200.5	199.6	791.7	745.2
Selling, general and administrative	115.6	121.2	451.6	479.3
Research and development	8.5	6.7	28.1	26.1
(Gain) loss on derivative instruments	(0.9)	2.9	11.6	0.3
Other expense (income)	1.6	29.0	4.5	26.5
Interest income	(2.4)	(0.9)	(7.8)	(2.6)
Interest expense	1.6	1.2	5.5	4.4
Total costs and expenses	324.5	359.7	1,285.2	1,279.2

Earnings before income taxes	55.0	1.6	173.8	41.2

Income tax provision (benefit)	8.3	(9.4)	45.9	4.3

Net earnings	$46.7	$11.0	$127.9	$36.9

Earnings per share
Basic	$0.32	$0.07	$0.87	$0.25
Diluted	$0.32	$0.07	$0.86	$0.24

Shares used in calculations (in thousands)
Weighted average shares (basic)	144,737	149,343	146,935	149,074
Dilutive securities	2,507	1,237	1,698	2,005
Weighted average shares (diluted)	147,244	150,580	148,633	151,079

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	December 31,	December 31,
	2005	2004

Cash and equivalents	$335.6	$220.7
Trade and other receivables, net	584.8	505.7
Other assets	1,370.7	1,389.7
Total assets before customer funds	2,291.1	2,116.1
Customer funds	4,341.2	4,096.0
Total assets	$6,632.3	$6,212.1

Debt	$106.5	$100.7
Drafts and settlements payable	232.7	153.4
Other liabilities	658.4	595.1
Total liabilities before customer funds obligations	997.6	849.2
Customer funds obligations	4,342.9	4,067.2
Total liabilities	5,340.5	4,916.4
Stockholders’ equity	1,291.8	1,295.7
Total liabilities and stockholders’ equity	$6,632.3	$6,212.1

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

	Fourth Quarter		Twelve Months YTD
	2005	2004	2005	2004

HRS	$274.8	$269.3	$1,050.1	$964.4
Comdata	104.7	92.0	408.9	356.0

Total revenue	$379.5	$361.3	$1,459.0	$1,320.4

Ceridian Corporation and Subsidiaries

Earnings Comparisons

(Dollars in millions)

	Fourth Quarter
	2005		2004
		% of		% of
		Segment		Segment
		Revenue		Revenue

HRS	$19.8	7.2%	$(30.0)	(11.2)%
Comdata	34.4	32.9%	31.9	34.6%

Earnings before interest and taxes	54.2		1.9

Interest, net (not allocated to business units)	0.8		(0.3)

Earnings before income taxes	$55.0		$1.6

	Twelve Months YTD
	2005		2004
		% of		% of
		Segment		Segment
		Revenue		Revenue

HRS	$44.6	4.3%	$(72.6)	(7.5)%
Comdata	126.9	31.0%	115.6	32.5%

Earnings before interest and taxes	171.5		43.0

Interest, net (not allocated to business units)	2.3		(1.8)

Earnings before income taxes	$173.8		$41.2